UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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National Energy Group, Inc.
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NATIONAL ENERGY GROUP, INC.
4925 Greenville Avenue, Suite 1352
Dallas, Texas 75206
Supplement to Proxy Statement Dated January 7, 2008
To Our Shareholders:
     This supplement (the “Supplement”) to the definitive proxy statement dated January 7, 2008 (the “Proxy Statement”) of National Energy Group, Inc., a Delaware corporation (the “Company” and sometimes referred to with the pronouns “we”, “us” and “our” for convenience), relating to the special meeting of our shareholders (the “Special Meeting”), which was originally to be held on February 7, 2008 for the purpose of considering and voting on a proposal to approve the Plan of Complete Dissolution and Liquidation of National Energy Group, Inc. in the form attached to the Proxy Statement (the “Plan”) and the dissolution and liquidation of the Company in accordance therewith (the “Dissolution”), is being furnished to holders of the Company’s common stock as of the close of business on December 27, 2007, which is the record date for the Special Meeting previously established by the Company (the “Record Date”). In order to permit our shareholders sufficient time to review this Supplement, the Special Meeting, which was originally convened on February 7, 2008 for the sole purpose of adjourning it to February 28, 2008, was reconvened on February 28, 2008 for the sole purpose of adjourning it to 10:00 a.m., Central Time, on Friday, March 14, 2008, in the White Rock Room, Radisson Hotel Central Dallas, 6060 North Central Expressway, Dallas, Texas 75206.
     Company shareholders as of the Record Date will still be entitled to appear and vote, in person or by proxy, at the Special Meeting when reconvened on March 14, 2008. For your convenience, we have enclosed another proxy card with this letter. Please note that the proxy card that accompanied the Proxy Statement previously mailed to you with the notice of the Special Meeting on or about January 7, 2008 remains valid. If you previously submitted a validly executed proxy card for the Special Meeting, which proxy has not been subsequently revoked, and you were a shareholder of record as of the Record Date, your vote will be recorded as indicated on your proxy card or if you signed and dated your proxy card but did not indicate how you wished to vote, your proxy will be voted in favor of the approval of the Plan and the Dissolution. If you have already delivered a properly executed proxy, you do not need to do anything unless you wish to change your vote. If you have not previously voted or if you wish to revoke or change your vote, please complete, date, sign and return the enclosed proxy card.
     On February 7, 2008, the Company publicly announced that on February 1, 2008 a purported stockholder derivative and class action lawsuit styled Andrew T. Berger v. Icahn Enterprises LP, et al. (Case No. 3522-VCS) was filed in the Delaware Court of Chancery against the Company, as a nominal defendant, and Icahn Enterprises L.P. (“Icahn Enterprises”), Robert G. Alexander, Jon F. Weber, Robert J. Mitchell, Jack G. Wasserman and Robert H. Kite, as additional defendants (the “Lawsuit”). Messrs. Alexander, Weber, Mitchell, Wasserman and Kite are current or former directors or officers of the Company. The Lawsuit alleges, among other things, that certain of the Company’s current and former officers and directors breached their fiduciary duties to the Company and its shareholders in connection with the Company’s previously announced November 21, 2006 sale to NEG Oil & Gas LLC (“NEG Oil & Gas”) of the Company’s former unconsolidated non-controlling 50% limited liability company interest in NEG Holding LLC (“NEG Holding”) as a result of the exercise by NEG Oil & Gas of its contractual redemption option under the operating agreement governing NEG Holding.
     Since the redemption of the Company’s former interest in NEG Holding, the Company has had no business operations and its principal assets consist of its cash and short-term investment balances, which currently aggregate approximately $48.0 million. As a result, on November 12, 2007, the Company’s Board of Directors (the “Board”) concluded that the liquidation and dissolution of the Company and the distribution of the Company’s assets in connection therewith was in the best interests of the Company’s shareholders when compared to other alternatives and, on December 13, 2007, the Company announced that the Board had scheduled the Special Meeting to consider and vote on the Plan and the Dissolution.
     At the time that the Company called the Special Meeting and transmitted its related Notice of Special Meeting of Shareholders and the Proxy Statement, both dated January 7, 2008, to its shareholders as of the Record Date, the Lawsuit had not been filed and accordingly such materials do not contemplate the existence of the Lawsuit. As a result, the Company convened the Special Meeting on February 7, 2008 for the sole purpose of adjourning it to February 28, 2008, to permit the Company to evaluate the Lawsuit.
     On February 27, 2008, the Company’s Board met to further evaluate the Lawsuit and its potential impact on the proposed Plan and the Dissolution. At that meeting, the Board reviewed the Company’s obligation, pursuant to its Restated Certificate of Incorporation and By-laws, to indemnify to the full extent authorized by law any person named as a defendant in litigation by reason of the fact that such person is or was an officer or director of the Company, as well as the terms and conditions of the Company’s outstanding directors and officers insurance policy (the “D&O Policy”). The Board also reviewed a request from a director of the Company named as a defendant in the Lawsuit that the Company advance litigation defense costs and expenses (including attorneys’ fees) incurred by him in connection with the Lawsuit, as permitted under governing Delaware law.
     After careful consideration of the foregoing matters, the Board made the following determinations:
     1. To appoint a special board committee to review and evaluate, and determine whether to approve and authorize, the advancement of expenses to the requesting director, along with the advancement of costs and expenses (including attorneys’ fees) of other current and former officers and directors named as defendants to the Lawsuit (collectively, the “Advancement Obligations”), and if so, on what terms, and to so advise the Board and the requesting parties of such determinations.
     2. The Company should proceed with its proposed Dissolution pursuant to the Plan, subject to shareholder approval at the Special Meeting, under the continued supervision of the Company’s Board of Directors and officers.
     3. In order to permit our shareholders sufficient time to review this Supplement, the Special Meeting, which was originally convened on February 7, 2008 for the sole purpose of adjourning it to February 28, 2008, should be reconvened on February 28, 2008 for the sole purpose of adjourning it to a later date. In accordance with the Board’s determination, the Special Meeting was reconvened on February 28, 2008 for the sole purpose of adjourning it to 10:00 a.m., Central Time, on Friday, March 14, 2008, in the White Rock Room, Radisson Hotel Central Dallas, 6060 North Central Expressway, Dallas, Texas 75206.
     4. As a result of the Lawsuit and the Company’s possible indemnification obligations with respect thereto (including, if approved by the special committee referred to above, the Advancement Obligations), the Company could face financial exposure, which might not be fully covered by the Company’s D&O Policy and which the Board is presently unable to estimate. Although the Proxy Statement provided the Company’s estimate that substantially all of our liquidation proceeds would be distributed to our shareholders within six months following the filing of a certificate of dissolution with the Delaware Secretary of State and contemplated that the amount ultimately distributed to our shareholders would be between $4.22 and $4.24 per share of common stock based on the assumptions outlined in the Proxy Statement, because of the uncertainties as to the ultimate settlement amount of our remaining liabilities and expenditures, including our expenditures during liquidation and any financial exposure related to the Lawsuit, the Advancement Obligations, if approved, and the Company’s possible related indemnification obligations, the Company will not make any liquidation distributions to shareholders pursuant to the Plan and the Dissolution until the Board, at a future meeting thereof and by majority vote, determines that the Company has paid, or made adequate provision for the payment of its liabilities and obligations, including any liabilities relating to the Lawsuit and the Company’s related Advancement Obligations, if approved, and possible indemnification obligations.
     5. The Company’s Board and officers shall continue to oversee the Company’s liquidation process and the process of winding up the affairs of the Company as contemplated under Delaware law and pursuant to the Plan.
     Accordingly, in deciding whether to vote in favor of the Plan and Dissolution at the Special Meeting, as adjourned to March 14, 2008, as set forth above, Company shareholders as of the Record Date should note, because of the above-noted uncertainties concerning the ultimate settlement amount of our remaining liabilities, the following:
     1. If approved at the Special Meeting, the Company will proceed with its Dissolution pursuant to the Plan, including the filing of a certificate of dissolution with the Delaware Secretary of State and the filing of necessary documentation with the Securities and Exchange Commission to terminate the Company’s status as a reporting company under the Securities Exchange Act of 1934, as amended, under the continued supervision of its Board of Directors and officers as previously outlined in its Proxy Statement;
     2. We are not able to predict the date or dates on which liquidation distributions, if any, will be made to shareholders;
     3. Any such distributions could be substantially less than the range previously estimated in our Proxy Statement; and

     4. Following the Company’s filing of the certificate of dissolution with the Delaware Secretary of State and the cessation of the Company’s reporting obligations under the Securities Exchange Act of 1934, as amended, the Company will provide periodic updates on the status of its Dissolution process via press release and/or mailing to Company shareholders of record as of the date on which such certificate of dissolution is so filed in Delaware, which shareholders will be the parties entitled to receive liquidation distributions, if any, under the Plan.
     Please read the Proxy Statement, as modified by this Supplement, carefully and in its entirety.

Sincerely, Bob G. Alexander President and Chief Executive Officer

February 28, 2008

NATIONAL ENERGY GROUP, INC. SPECIAL MEETING OF SHAREHOLDERS Thursday, February 7, 2008 10:00 A.M. White Rock Room Radisson Hotel Central Dallas 6060 North Central Expressway Dallas, TX 75206 NATIONAL ENERGY GROUP, INC. 4925 Greenville Avenue, Suite 1352 Dallas, TX 75206 proxy This proxy is solicited by the Board of Directors of National Energy Group, Inc. (the “Company”) for use at the Company’s Special Meeting of Shareholders to be held in the White Rock Room, Radisson Hotel Central Dallas, 6060 North Central Expressway, Dallas, Texas 75206 at 10:00 a.m., Central Time, on Thursday, February 7, 2008, and at any adjournment, postponement, or rescheduling thereof (the “Special Meeting”), as more fully described in the Company’s Proxy Statement for the Special Meeting dated January 7, 2008 which accompanies this proxy (the “Proxy Statement”). The Company shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Item 1. By signing the proxy, you revoke all prior proxies and appoint Bob G. Alexander and Grace Bricker and each of them, as lawful attorneys-in-fact and proxies, with several power of substitution, for and in your name, to represent and vote, as designated on the reverse side, all shares of the common stock of the Company which you are entitled to vote on the matter shown on the reverse side, except as specifically indicated on the reverse side, and any matters which may properly come before the Special Meeting. See reverse for voting instructions.

F Please detach here F The Board of Directors Recommends a Vote FOR Item 1. 1. To approve the Plan of Complete Dissolution and Liquidation of National h For h Against h Abstain Energy Group, Inc., in the form attached to the Proxy Statement and presented to the shareholders of the Company for their approval at the Special Meeting, and the dissolution and liquidation of the Company in accordance with the terms of such Plan of Complete Dissolution and Liquidation. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” APPROVAL OF THE PLAN OF COMPLETE DISSOLUTION AND LIQUIDATION AND THE DISSOLUTION AND LIQUIDATION OF THE COMPANY IN ACCORDANCE WITH THE TERMS OF SUCH PLAN AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO OTHER MATTERS. Address Change? Mark Box h Indicate changes below: Date Signature(s) in Box If the stock is jointly held, each joint owner should sign. When signing as attorney-in-fact, executor administrator, trustee, guardian, corporate officer, or partner, please give full title.